Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of May 4, 2007 (the “Effective Date”), is entered into by and between ADMONITOR, INC. (the “Company”), and FRANK ADDANTE (“Executive”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.	EMPLOYMENT.

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as its President and Chief Executive Officer (“CEO”), reporting directly to the Company’s Board of Directors (the “Board”).

1.2 Duties. Executive will be employed as President and CEO. Executive shall have supervision and control over, and responsibility for, the operations and affairs of the Company, and shall have such other powers and duties as may be from time to time assigned to him by the Company’s Board.

1.3 At-will Employment. Subject to the terms and conditions of Section 3, herein, Executive and the Company understand and acknowledge that Executive’s employment with the Company is “at-will,” will be for no specified term, and may be terminated by Executive or the Company at any time, with or without cause or notice. Upon termination of Executive’s employment with the Company, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as specifically set forth herein.

1.4 Time to be Devoted to Employment. Executive hereby agrees that during the period of his employment hereunder he shall devote his full business time, attention and skills to the business and affairs of the Company, provided that Executive shall be entitled to engage in certain outside business activities so long as Executive does not become an employee of any party other than the Company.

2.	COMPENSATION AND BENEFITS.

2.1 Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00), payable in accordance with the Company’s regular payroll schedule (“Base Salary”), less applicable withholdings and deductions. This Base Salary may be increased from time to time at the sole discretion of the Board.

2.2 Bonus. Executive may be eligible to receive an annual bonus of up to $125,000 based upon the achievement of mutually-agreeable objectives set forth by Executive and the Company, as approved by the Board or any compensation committee thereof, within thirty (30) days of the end of each preceding fiscal year. Executive may be entitled to receive a bonus of up to $175,000 upon achieving results that exceed the agreed upon objectives by more than 25%. No bonus will be paid unless and until the Company reaches an annual sales target of $1,000,000, unless otherwise determined by the Board. The bonus shall be payable in cash.

2.3 Stock Ownership and Stock Options. Executive currently owns 8,676,800 shares of the Company’s common stock (the “Founder Stock”) pursuant to a certain Founder Stock Purchase Agreement dated May 4, 2007, between the Company and Executive (the “Founder SPA”), of which 6,507,600 shares are subject to a repurchase option in favor of the Company that lapses as set forth in the Founder SPA (the “Unvested Founder Stock”). Subject to Executive’s execution of the appropriate documents under a stock option plan, and upon approval of the Board, Executive may at the Company’s sole discretion be granted one or more options to purchase additional shares of the Company’s common stock.

A. Acceleration Upon Change in Control or Involuntary Termination.

1. Upon the consummation of any transaction constituting a “Change in Control,” all shares of the Unvested Founder Stock shall immediately vest in full, and the repurchase option shall terminate automatically with respect to all of the Unvested Founder Stock.

2. In addition, in the event of an Involuntary Termination (as defined below), there shall be immediate vesting of any remaining Unvested Founder Stock that would otherwise have vested during the 18-month period following the date of Involuntary Termination, and the repurchase option shall terminate automatically with respect to such additional vested shares of Unvested Founder Stock, provided that if a Change in Control occurs within 90 days of Involuntary Termination, then all Unvested Founder Stock shall be immediately vested upon the occurrence of such Change in Control. An “Involuntary Termination” shall mean the occurrence of any of the following events: (i) without Executive’s written consent, the significant reduction of Executive’s duties or responsibilities when compared to Executive’s duties or responsibilities in effect immediately prior to such reduction; (ii) without Executive’s written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; (iii) without Executive’s written consent, any reduction in Executive’s base compensation, except as part of a broad-based reduction applicable to all executive level employees that does not result in a reduction of more than 15% of Executive’s base compensation; (iv) without Executive’s written consent, a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, except as part of a broad-based reduction applicable to all executive level employees that does not result in a disproportionate impact on Executive; or (v) without Executive’s written consent, a relocation of Executive’s principal place of work to a location more than 25 miles away from Executive’s workplace prior to the relocation.

B. Change in Control Defined. For purposes of this Section 2, the term “Change in Control” shall be defined to mean any one or more of the following events:

1. a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power);

2. a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power);

3. the sale, transfer or other disposition of all or substantially all of the Company’s assets; or

4. any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

2.4 Participation in Benefit Plans. Executive shall be entitled to participate in any employee benefit or group insurance plan that may from time-to-time be adopted by the Board, which is generally available to the other executive officers of the Company. The Company reserves the right to amend, modify or cancel any employee benefit plan or program it offers at any time for any reason.

2.5 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during Executive’s employment, provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, and (ii) Executive provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are reasonably required by the Company.

2.6 Vacation. During his employment, Executive will be entitled to paid annual vacation in accordance with the Company’s vacation policies.

3.	AT-WILL EMPLOYMENT AND TERMINATION

3.1 Method of Termination. Executive’s employment pursuant to this Agreement shall terminate upon the first of the following to occur:

A. Executive’s death; or

B. Date that written notice is given by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Board has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Agreement; or

C. Date that written notice is deemed given or made by the Company to Executive of termination for “cause.” For purposes of this Agreement, “cause” shall mean any one of the following:

1. Misconduct in carrying out Executive’s duties which causes material economic harm to the Company;

2. The conviction of Executive for a felony or any crime involving moral turpitude;

3. The commission of any act of fraud by the Executive with respect to the Company or the Company’s business;

4. Repeated abuse of alcohol or other drugs or controlled substances;

5. Any violation of the Company’s form of proprietary information and inventions agreement signed by Executive, which violation, if curable, is not cured within fifteen (15) days following written notice of such breach from the Company; or

6. Any material breach of this Agreement or any other written agreement between Executive and the Company, which breach, if curable, is not cured within fifteen (15) days following written notice of such breach from the Company.

D. Date that written notice is given by Executive of his resignation or voluntary departure from the Company; or

E. Date that written notice is given by the Company to Executive of Executive’s termination without “cause.”

Nothing herein alters the at-will nature of Executive’s employment with the Company, or Executive’s and the Company’s separate rights to terminate the employment relationship at any time, for any reason, with or without cause.

3.2 Notice of Termination. Any termination of Executive’s employment either by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6.1 hereof.

3.3 Effect of Termination for Cause or Other Events. Upon (i) the termination of Executive for cause; or (ii) Executive’s departure pursuant to Section 3.1(A) (death) or 3.1(B) (disability) of this Agreement, Executive will not be entitled to any additional compensation or other rights or benefits from the Company; and, as a result, the Company shall be obligated to pay Executive only that portion of his Base Salary that Executive has earned prior to the Termination Date, as well as the value of any accrued but unused vacation time. Termination of the Executive’s employment for cause pursuant to this Section 3.3 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

3.4 Effect of Termination without Cause or Involuntary Termination. Each of the Company and the Executive may, immediately and unilaterally, terminate the Executive’s employment and this Agreement at any time for any reason upon written notification to the other party. In the event of an Involuntary Termination, Executive shall be entitled to severance in the following form:

A. continuation of payment of Executive’s existing Base Salary for a period of six (6) months (the “Severance Period”), in accordance with the Company’s regular payroll schedule;

B. reimbursement of any premiums paid by Executive to continue group health coverage for himself and his dependents pursuant to COBRA, for the Severance Period or until Executive becomes eligible to participate in another employer’s group health plan, whichever occurs first;

C. immediate vesting of any remaining Unvested Founder Stock that would otherwise have vested during the 18-month period following the date of Involuntary Termination, provided that if a Change in Control occurs within 90 days of Involuntary Termination, then all Unvested Founder Stock shall be immediately vested upon the occurrence of such Change in Control; and

D. a bonus equal to one half of Executive’s target bonus for the year in which the Involuntary Termination occurs (or, if no such target bonus has been set forth that year, then 55% of Executive’s target bonus from the prior year).

3.5 Resignation as an Officer. In the event Executive’s employment with the Company terminates for any reason, Executive agrees to immediately resign as an officer of the Company.

4.	CONFIDENTIAL INFORMATION.

4.1 Executive understands that the Company and its affiliates possess Proprietary Information (as defined below) which is important to its business and that this Agreement creates a relationship of confidence and trust between Executive and the Company and its affiliates with regard to Proprietary Information. Nothing in this Section 4 shall be deemed modified or terminated in the event of the termination or expiration of this Agreement.

4.2 For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company and its affiliates and predecessors, or is developed, created or discovered by Executive while performing services under this Agreement, or which became or will become known by, or was or is conveyed to the Company and its affiliates which has commercial value in the Company’s and its affiliates’ business. “Proprietary Information” includes, but is not limited to, trade secrets, ideas, techniques, business, product, or franchise development plans, customer information, franchisee information and any other information concerning the Company’s and its affiliates’ actual or anticipated business, development, personnel information, or which is received in confidence by or for the Company and its affiliates from any other person.

4.3 At all times, both during the term of this Agreement and after its termination, Executive will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of the Board.

4.4 Executive understands that the Company and its affiliates possess or will possess “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company and its affiliates, whether such documents have been prepared by Executive or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, personnel files, tapes or printouts and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of the Company. Executive agrees not to remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required to do in connection with performance of the services under this Agreement. Executive further agrees that, immediately upon the Company’s request and in any event upon completion of Executive’s services, Executive shall deliver to the Company all Company Documents, apparatus, equipment and other physical property or any reproduction of such property.

4.5 Non-Solicitation. During the term of Executive’s employment and for one (1) year thereafter, neither Executive nor anyone under his supervision, influence or control, shall, whether in an individual capacity or as an agent for or representative of another person or entity, (a) solicit, encourage, induce or attempt to induce any person employed by the Company to leave his or his employment with the Company, or any successor thereto; (b) solicit, encourage, induce or attempt to induce any person who Executive knows to be an applicant or a candidate for employment with the Company to seek employment with any person or entity other than the Company; or (c) use Proprietary Information to solicit, encourage, induce or attempt to induce, divert or take away any customer, referral source, supplier, licensee, licensor or other party which Executive knows to have a contractual or business relationship with, or to be receiving services by the Company, its subsidiaries or affiliates, to cease doing business with the Company, or such subsidiary or affiliate. However, this obligation shall not affect any responsibility Executive may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

4.6 Non-Competition.

A. During his employment with the Company, Executive shall not directly or indirectly:

1. own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company’s business; or

2. encourage or solicit any Company employee to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and its current employees, except as may be required in any bona fide termination decision regarding any Company employee.

4.7 Executive acknowledges that the specialized nature of his knowledge of the Company’s Proprietary Information, trade secrets and other intellectual property are such that a breach of his covenant not to compete or confidentiality obligations contained in this Section 4 of this Agreement would necessarily and inevitably result in a disclosure, misappropriation and misuse of such Proprietary Information, trade secrets and other intellectual property. Accordingly, Executive acknowledges and agrees that such a breach would inflict unique and irreparable harm upon the Company and that the Company shall be entitled, in addition to its other rights and available remedies, to enforce, by injunction or decree of specific performance, Executive’s obligations set forth herein.

5.	RESTRICTIVE COVENANT

During his employment with the Company:

5.1 Executive shall devote substantially all of his time and energy to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.

5.2 Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.

5.3 Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.

5.4 Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities, (iii) service on the board of directors or advisory board of one or more business enterprises that do not compete directly with the Company, or (iv) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive’s services hereunder.

6.	MISCELLANEOUS

6.1 Notices. All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegram, telex, facsimile or other form of “hard copy” transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 6.1.

If to the Company, to:

adMonitor, Inc.

1233 Wilshire Blvd., Suite 441

Santa Monica, CA 90403

and a Copy to:

Michael N. Steuch, Esq.

Jeffer Mangels Butler & Marmaro LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

If to Executive, to:

Frank Addante

6.2 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

6.3 Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Agreement, and as authorized from time to time.

6.4 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and all prior agreements, written or oral, are merged herein and are of no further force or effect.

6.5 Amendment. This Agreement may be modified or amended only by a written agreement signed by an authorized representative of the Company and Executive.

6.6 Waivers. No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

6.8 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

6.9 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND EXECUTIVE HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO AGREEMENTS AMONG CALIFORNIA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA.

6.10 Arbitration. Executive understands and agrees that, as a condition of his employment with the Company, any and all disputes that Executive may have with the Company, or any of its employees, officers, directors, agents or assigns, which arise out of Executive’s employment or investment or compensation shall be resolved through final and binding arbitration, as specified in this Agreement. This shall include, without limitation, any controversy, claim or dispute of any kind, including disputes relating to any employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Company or its termination. The only claims not covered by this Agreement arc claims for benefits under the unemployment insurance or workers’ compensation laws, and any claims pursuant to paragraph 4 of this Agreement which will be resolved pursuant to those laws. Any dispute or controversy arising under or in connection with this Agreement, Executive’s employment by the Company or Executive’s benefits shall be settled exclusively by arbitration in Los Angeles, California by an arbitrator in accordance with the rules of Judicial Arbitration & Mediation Service, Inc. (“JAMS”) in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the applicable JAMS rules (“Rules”) or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules; the arbitration shall be conducted confidentially in accordance with the Rules unless provided otherwise by applicable law; the arbitration fees shall be paid by the Company; each party shall have the right to conduct reasonable discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator; the arbitrator shall have the authority to award any damages authorized by law for the claims presented, including punitive damages, and shall have the authority to award reasonable attorneys fees to the prevailing party; the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and the award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement and review in accordance with California law. The arbitration shall be instead of any civil litigation; this means that Executive is waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADMONITOR, INC.

By:	/s/ Craig Roah

Name:	CRAIG ROAH

Title:	Corp Secretary

FRANK ADDANTE

/s/ Frank Addante

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The Rubicon Project, Inc.

Amendment to Founder Stock Purchase Agreement

and Executive Employment Agreement

for

Frank Addante

adMonitor, Inc. and Frank Addante entered into (i) a Founder Stock Purchase Agreement dated as of May 4, 2007 (the “Founder SPA”) and (ii) an Executive Employment Agreement dated as of May 4, 2007 (the “Employment Agreement”). adMonitor, Inc. has changed its name to The Rubicon Project, Inc. and is referred to herein as the “Company.” Frank Addante is referred to herein as the “Founder,” or the “Executive.”

The Company proposes to sell shares of its Series B Preferred Stock to certain investors, and it is a condition of such investment that Founder enter into this Agreement. Founder and the Company desire to induce the investors to make such investment by entering into this Agreement and amending the terms of the Founder SPA and Employment Agreement. Accordingly, the undersigned agree as follows, effective as of December 14, 2007:

1. Double Trigger Vesting Acceleration. Section 2.3 of the Employment Agreement is hereby amended to read as follows:

2.3 Stock Ownership. Executive currently owns 8,676,800 shares of the Company’s common stock (the “Founder Stock”) pursuant to a Founder Stock Purchase Agreement dated May 4, 2007 between the Company and Executive (as amended, the “Founder SPA”), 6,507,600 of which are subject to a repurchase option (the “Repurchase Option”) in favor of the Company as set forth in the Founder SPA.

A.

Definition of Change in Control. A “Change in Control” shall occur (i) if the Company shall sell, lease, transfer, convey, or otherwise dispose of (including an exclusive license), in any single transaction or series of related transactions, all or substantially all of the assets or intellectual property of the Company and its subsidiaries, taken as a whole, except where such sale, lease, transfer, conveyance or disposition is to a wholly owned subsidiary of the Company (or the sale or disposition, whether by merger or otherwise, of one or more of the Company’s subsidiaries if all or substantially all of the assets or intellectual property of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or other disposition is to the Company or another of the Company’s wholly-owned subsidiaries); (ii) upon a merger, consolidation or similar transaction or series of transactions in which the Company is a constituent party; or (iii) upon a merger, consolidation or similar transaction or series of transactions in which a subsidiary of

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the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation or similar transaction or series of transactions, provided, however that a merger or consolidation in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, shall not constitute a Change in Control.

B.	Definition of Involuntary Termination. An “Involuntary Termination” shall mean the occurrence of any one of the following events: (i) the Company (or any acquirer or successor) terminates Executive’s employment without cause (as defined in Section 3.1(C) below); or (ii) Executive terminates his employment due to any one of the following after having provided the Company with 30 days written notice and opportunity to cure: (a) prior to a Change in Control, there is a material reduction in his duties and responsibilities or the level of management to which he reports; (b) after a Change in Control, Executive no longer holds an executive or management level position of the Company or its acquirer or successor (or the corresponding business unit or division of its acquirer or successor) in a similar capacity as that held by Executive immediately prior to the Change in Control; (c) a reduction in compensation (excluding any discretionary bonuses for this purpose) of 15% or more; or (d) a relocation of Executive’s principal place of employment by more than 50 miles.

C.	Assignibility of Repurchase Option. Upon the consummation of any transaction constituting a Change in Control, the Repurchase Option may be assigned to the acquiring or successor entity (or its parent entity) in connection with such Change in Control. (To the extent that it is so assigned, it shall apply to any stock or other securities issuable in exchange for the Founders Stock to the extent applicable.) If the acquiring or successor entity refuses to assume or replace the Repurchase Option, the Repurchase Option shall lapse in full, and all of the Founder Stock shall be released from the Repurchase Option.

D.	Acceleration of Vesting Upon Involuntary Termination Prior to a Change in Control. In the event of an Involuntary Termination prior to a Change in Control, the Executive’s vesting shall be

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accelerated by 18 months, such that the Repurchase Option shall lapse with respect to the number of shares that would otherwise have vested during the 18 month period following the date of the Involuntary Termination.

E.	Acceleration of Vesting Upon Involuntary Termination following a Change in Control. If (i) the Repurchase Option is assigned to an acquiring or successor entity (or its parent entity) in connection with a Change in Control, and (ii) there is an Involuntary Termination within 12 months following the Change in Control, then the Repurchase Option shall lapse in full, and all of the Founder Stock shall be released from the Repurchase Option effective upon such Involuntary Termination.

2. Clarification of Severance Payments. Section 3.4 of the Employment Agreement is hereby amended to read as follows:

3.4 Effect of Involuntary Termination. In the event of an Involuntary Termination, subject to Executive’s executing a general release and waiver of claims against the Company and its officers, directors, representatives and affiliates reasonably satisfactory to the Company, Executive shall be entitled to the following:

A.	Any earned but unpaid Base Salary as of the Termination Date plus the value of any accrued but unused vacation time and any other payments required by law;

B.	Continuation of payment of Executive’s existing Base Salary for a period of 6 months (the “Severance Period”), in accordance with the Company’s regular payroll schedule;

C.	Reimbursement of any premiums paid by Executive to continue group health coverage for himself and his dependents pursuant to COBRA, for the Severance Period or until Executive becomes eligible to participate in another employer’s group health plan, whichever occurs first;

D.	Acceleration of vesting as set forth in Section 2.3; and

E.	A bonus equal to one-half of Executive’s target bonus for the year in which the Involuntary Termination occurs (or, if no such target bonus has been set for that year, then 55% of Executive’s target bonus for the prior year).

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3. Corresponding Amendments to Founder SPA. In order to preserve consistency and eliminate redundancy between the Employment Agreement and the Founder SPA:

(a) The definition of “Corporate Transaction” in the Founder SPA is hereby amended to be identical to the definition of a “Change in Control” set forth above; and

(b) Section 7(e) of the Founder SPA shall be deleted in its entirety, and the parties shall instead look to Section 2.3 of the Employment Agreement for the terms governing acceleration of vesting.

4. Right of First Refusal. The undersigned acknowledge that Section 8 of the Founder SPA has been superseded by the Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about the date hereof by and among the Company, Founder (and the Company’s other founders) and the holders of the Company’s Preferred Stock.

5. Miscellaneous.

(a) The address for delivery of notice to the Company pursuant to Section 6.1 of the Employment Agreement shall be the then current executive office of the Company (without need for a copy to Jeffer Mangels Butler & Marmaro LLP).

(b) References to adMonitor, Inc. or the Company in the Founder SPA or the Employment Agreement shall refer to The Rubicon Project, Inc.

(c) Except as modified hereby, the Founder SPA and the Employment Agreement remain in full force and effect; provided, however, that to the extent that any term of the Founder SPA or the Employment Agreement is inconsistent with the this Amendment, the terms set forth in this Amendment shall control.

(d) Founder acknowledges that he has been provided with an opportunity to consult with Founder’s own counsel with respect to this Agreement.

[signature page follows]

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The undersigned have executed this Amendment to Founder Stock Purchase Agreement and Executive Employment Agreement as of the date first set forth above.

The Rubicon Project, Inc.

/s/ Craig Roah
Craig Roah
Chief Operating Officer and Secretary

Founder / Executive

/s/ Frank Addante
Frank Addante

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